Exhibit 99.1

NEWS RELEASE

Contact:
Ms. Bobbi J. Roberts Vice President, Investor Relations Saxon Capital, Inc. 804.967.7879 InvestorRelations@saxonmtg.com

For Release on December 15, 2004 at 4:05 p.m. EST

Saxon Capital, Inc. Declares Special Dividend
and Regular Fourth Quarter 2004 Dividend

GLEN ALLEN, VA. (December 15, 2004) – Saxon Capital, Inc. (“Saxon”) (NASDAQ: SAXN), a residential mortgage lending and servicing company, today announced the declaration of a special dividend for the year ending December 31, 2004 and a regular dividend for the fourth quarter of 2004. Both dividends reflect Saxon’s election to be treated as a real estate investment trust (REIT) for federal tax purposes commencing with the year 2004.

Special Dividend
Saxon’s Board of Directors has declared a special dividend of $1.72 per share of common stock payable on December 31, 2004 to shareholders of record on December 23, 2004.

Regular Dividend
Saxon’s Board of Directors has also declared a fourth quarter regular dividend of $0.58 per share of common stock payable on January 14, 2005 to shareholders of record on December 23, 2004.

Dividend Discussion
Since the third quarter of 2001, Saxon has issued 11 asset backed securitization transactions. The timing recognition of income and expenses for these transactions may cause differences to arise between tax and generally accepted accounting principles (GAAP). For example, under GAAP, losses are recognized in the period in which they are reserved for, whereas for tax purposes, losses are recognized in the period in which they occur.

As Saxon migrates its business to fund originations into the qualified REIT subsidiary, the REIT may recognize additional origination expenses. This migration is expected to be completed in 2005, and may have the effect of reducing the difference between taxable and GAAP earnings.

About Saxon
Saxon is a residential mortgage lender and servicer that manage a portfolio of mortgage assets. Saxon purchases, securitizes, and services real property secured mortgages, and elects to be treated as a real estate investment trust (REIT) for federal tax purposes. The company is headquartered in Glen Allen, Virginia and has additional primary facilities in Fort Worth, Texas and Foothill Ranch, California.

Saxon’s production subsidiaries, Saxon Mortgage, Inc., and America’s MoneyLine, Inc. originate and purchase loans through wholesale, correspondent, and retail business channels. Saxon currently originates and purchases loans in 49 states, through its network of approximately 4,000 brokers, 350 correspondents, and 25 retail branches. As of September 30, 2004, Saxon’s servicing subsidiary, Saxon Mortgage Services, Inc., serviced a mortgage loan portfolio of $16.1 billion. For more information, visit www.saxoncapitalinc.com.

Information Regarding Forward Looking Statements
Statements in this news release reflecting our future plans and strategies, are “forward-looking statements” that are based on current expectations and assumptions. These expectations and assumptions are subject to risks and uncertainty, which could affect our future plans. Saxon’s actual results and the timing and occurrence of expected events could differ materially from our plans and expectations due to a number of factors, such as (i) changes in overall economic conditions and interest rates, (ii) Saxon’s ability to successfully implement its growth strategy, (iii) Saxon’s ability to sustain loan origination growth at levels sufficient to absorb costs of production and operational costs, (iv) continued availability of credit facilities and access to the securitization markets or other funding sources, (v) deterioration in the credit quality of Saxon’s loan portfolio, (vi) lack of access to the capital markets for additional funding, (vii) challenges in successfully expanding Saxon’s servicing platform and technological capabilities, (viii) Saxon’s ability to remain in compliance with federal tax requirements applicable to REITs, (ix) Saxon’s ability and the ability of its subsidiaries to operate effectively within the limitations imposed on REITs by federal tax rules, (x) changes in federal income tax laws and regulations applicable to REITs, (xi) unfavorable changes in capital market conditions, (xii) future litigation developments, (xiii) competitive conditions applicable to Saxon’s industry, and (xiv) changes in the applicable legal and regulatory environment. You should also be aware that all information in this news release is as of December 15, 2004. Saxon undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.